UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

August 3, 2009

Date of Report (Date of earliest event reported)

OMNIVISION TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29939	77-0401990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4275 Burton Drive

Santa Clara, California 95054-1512

(Address of principal executive offices, including zip code)

(408) 567-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01     Entry into a Material Definitive Agreement.

On August 3, 2009, OmniVision Technologies (Shanghai) Co., Ltd., a wholly owned subsidiary of OmniVision Technologies, Inc. (the “Company”), entered into a Fixed Assets Loan Agreement (the “Loan Agreement”) with Industrial and Commercial Bank of China Ltd. (the “Bank”).  The Loan Agreement provides for a fixed asset loan in the principal amount of One Hundred Fifty Nine Million RMB Yuan (¥159,000,000.00), which is equal to approximately US $23.3 Million (the “Loan”).  The purpose of the Loan is to construct a research center for the Company in Pudong Development Zone, Shanghai, China.

The Loan has a term of 82 months and is scheduled to be drawn down in four installments from September 1, 2009 to March 1, 2010, and repaid in seven installments from December 20, 2010 to June 30, 2016.  The Company’s ability to draw down the Loan at each of the installment dates is subject to the Company’s fulfillment of certain conditions, including, but not limited to, all other necessary funding for the construction project having been received on schedule, and the construction project remaining on schedule and within budget, unless additional funding is secured to cover the excess amount.

In order to secure the obligations and duties of the Company under the Loan Agreement, the Company and the Bank entered into a Mortgage Agreement dated August 3, 2009 (the “Mortgage Agreement”), pursuant to which the Loan is guaranteed by certain collateral, including a land use right related to the property, the building and the right and interest to the building that is being constructed.

The Loan Agreement, the Mortgage Agreement (including the list of collateral), and the Loan are subject to the approval of the government of China.  At its discretion, the government of China may revise the terms of the Loan Agreement, the Mortgage Agreement and the Loan or refuse to approve the Loan.

The foregoing description of the Loan Agreement and the Mortgage Agreement are not complete and are qualified in their entirety by reference to the full text of such agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNIVISION TECHNOLOGIES, INC.

By:	/s/ Shaw Hong
Shaw Hong President and Chief Executive Officer

Date:  August 7, 2009